Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Board of Directors and Shareholders
Biodel Inc.
Danbury, Connecticut
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our reports dated December 14, 2009, relating to the financial statements and the effectiveness of internal control over financial reporting of Biodel Inc., appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2009.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO Seidman, LLP
New York, New York
January 13, 2010